   As filed with the Securities and Exchange Commission on September 12, 1995
                                                     Registration No. 33-____
--------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ________________
                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ________________
                             CMS ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)
         MICHIGAN                                    38-2726431
(State or other jurisdiction                (I.R.S. Employer Identification
of incorporation or organization)            No.)
                        Fairlane Plaza South, Suite 1100
                              330 Town Center Drive
                            Dearborn, Michigan 48126
                                 (313) 436-9200
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                                THOMAS A. McNISH
                          Vice President and Secretary
                            212 West Michigan Avenue
                             Jackson, Michigan 49201
                                 (517) 788-1030
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
       It is respectfully requested that the Commission send copies of all notices, orders and communications to:
                             DENISE M. STURDY, ESQ.
                             CMS ENERGY CORPORATION
                         Fairlane Plaza South, Suite 900
                              330 Town Center Drive
                               Dearborn, MI 48126
                                 (313) 436-9602
                                ----------------
         Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of the Registration Statement.
                                ----------------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                            ---
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                                             X
                                            ---
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                            ---
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                            ---
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                            ---


                                                 CALCULATION OF REGISTRATION FEE
__________________________________________________________________________________________________________________

  Title of each class                Amount             Proposed                  Proposed               Amount of
  of securities to be                 being         maximum offering          maximum aggregate        registration
      registered                 registered (3)      price per share        offering price(1)(2)         fee(1)(2)
__________________________________________________________________________________________________________________
     Common Stock,
    $.01 par value              4,519,106 Shares         $ 24.25                $109,588,320            $37,789.08

 Class G Common Stock,
     no par value               5,000,000 Shares         $ 18.25                 $91,250,000            $31,465.52

__________________________________________________________________________________________________________________

(1)  Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) of the Securities
     Act of 1933, based upon the average of the high and low sale prices of the common stock, par value $.01 per share, of CMS Energy Corporation, on the New York Stock Exchange on September 8, 1995.

(2)  Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) of the Securities
     Act of 1933, based upon the average of the high and low sale prices of the Class G common stock, no par value, of
     CMS Energy Corporation, on the New York Stock Exchange on September 8, 1995.

(3)  Pursuant to Rule 429 of the Securities Act of 1933, as amended, the Prospectus contained herein also relates to the
     5,000,000 shares of Common Stock, $.01 par value, (originally registered as Consumers Power Company Common Stock,
     $10 par value, prior to a conversion) of the registrant contained in the Registration Statement on Form S-3
     (No. 33-9732) of which 3,480,894 shares remain outstanding and are being carried forward.  The filing fee associated with the securities carried forward and previously paid with the earlier registration statement is
     $9,528.95.

                                ----------------

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED SEPTEMBER 12, 1995

                             CMS ENERGY CORPORATION

                                8,000,000 Shares
                                  COMMON STOCK

                                5,000,000 Shares
                              CLASS G COMMON STOCK

                               STOCK PURCHASE PLAN

     CMS Energy Corporation (the "Corporation") hereby offers participation in its Stock Purchase Plan (the "Plan"). The Plan is designed to provide investors with a convenient way to purchase shares of all classes of the Corporation's Common Stock, consisting as of the date of this Prospectus, of the Corporation's Common Stock, $.01 par value, ("CMS Energy Common Stock") and the Corporation's Class G Common Stock, no par value, ("Class
G Common Stock") (collectively, "Common Stock"), and to reinvest all or a portion of the Corporation's Common Stock dividends or Consumers Power Company's preferred stock dividends ("Preferred Stock"), in shares of Common Stock. All reinvested dividends on Preferred Stock will be invested in shares of CMS Energy Common Stock. All reinvested dividends on Common Stock will be invested in shares of the same class of Common Stock. Participants do not pay any brokerage fee for purchases of any class of Common Stock under this Plan.

     Participants in the Stock Purchase Plan may:

     * Reinvest all or a portion of Common Stock or Preferred Stock dividends in shares of the appropriate class of Common Stock.

     * Make an initial investment of at least $500 in any class of Common Stock or, if already a holder of Preferred Stock or Common Stock, make optional investments at any time of at least $25 in any class of Common Stock up to a maximum $120,000 per calendar year per class of Common Stock.

     * Receive, upon written request, certificates for whole shares of Common Stock credited to their Plan accounts.

     * Deposit certificates representing Common Stock into the Plan for safekeeping.

     * Sell shares of Common Stock credited to their Plan accounts through the Plan.

     Shares of Common Stock will be purchased under the Plan, at the option of the Corporation, from newly issued shares of the Corporation or shares purchased in the open market. Any open market purchases will be effected through an Independent Agent (as hereinafter defined) selected by the Corporation. The CMS Energy Common Stock and the Class G Common Stock are listed on the New York Stock Exchange ("NYSE") under the symbols "CMS" and "CPG," respectively. On September 8, 1995 the closing price on the NYSE of the CMS Energy Common Stock was $24 3/8 and the Class G Common Stock was $18 1/4.

     The purchase price of newly issued shares of Common Stock purchased under the Plan for an Investment Date (as hereinafter defined) will be the average of the closing prices, computed to three decimal places, of the Common Stock as reported on the NYSE for the last five trading days of the calendar month prior to the Investment Date. The price of shares of Common Stock purchased or sold in the open market will be the weighted average price per share of the aggregate number of shares of each class of Common Stock purchased or sold, respectively, in the open market for the relevant period. There will be no discount from these purchase prices offered for shares of Common Stock purchased under the Plan. The Corporation will pay the costs of administration of the Plan including any brokerage commission and related fees incurred for the purchase of shares of Common Stock. Participants will be responsible for any applicable taxes relating to the purchase of shares of Common Stock. The Plan participants will bear the cost of brokerage commissions, any related service charges and applicable taxes relating to the sale of shares of Common Stock sold in the open market.

     To the extent required by applicable law in certain jurisdictions, including Arizona, Florida, Maine, Nebraska, North Carolina, North Dakota, Oklahoma and Vermont, shares of Common Stock offered under the Plan to persons not presently record holders of Common Stock will be offered only through a registered broker/dealer in such jurisdictions.

     This Prospectus contains a summary of the material provisions of the Plan and, therefore, this Prospectus should be retained by participants in the Plan ("Participants") for future reference.
                            -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _______ , 1995.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                                TABLE OF CONTENTS

                                 Page                                      Page

AVAILABLE INFORMATION . . . . . . 3   DESCRIPTION OF THE PLAN (Continued)
INCORPORATION OF CERTAIN                Safekeeping Service . . . . . . . .  12
  DOCUMENTS BY REFERENCE  . . . . 3     Sale of Shares of Common Stock  . .  12
THE CORPORATION . . . . . . . . . 4     Withdrawal of Shares of
APPLICATION OF PROCEEDS . . . . . 5       Common Stock  . . . . . . . . . .  13
DESCRIPTION OF THE PLAN . . . . . 5     Transfer of Eligible
   Purpose  . . . . . . . . . . . 5       Securities  . . . . . . . . . . .  13
   Advantages . . . . . . . . . . 5     Purchasing Gift Shares for
   Disadvantages  . . . . . . . . 6       Others  . . . . . . . . . . . . .  14
   Summary  . . . . . . . . . . . 7     Reinvestment of Dividends on
   Administration . . . . . . . . 7       Remaining Shares  . . . . . . . .  14
   Eligibility  . . . . . . . . . 7     Reports to Participants . . . . . .  15
   Enrollment Procedures  . . . . 8     Certificates for Shares . . . . . .  15
   Eligible Securities  . . . . . 8     Termination of Participation  . . .  15
   Initial and Optional                 Costs . . . . . . . . . . . . . . .  16
     Investments. . . . . . . . . 8     Federal Income Tax
   Reinvestment of                        Consequences  . . . . . . . . . .  16
     Dividends. . . . . . . . . .10     Employee Participation  . . . . . .  16
   Changing Plan Options. . . . .10     Miscellaneous . . . . . . . . . . .  17
   Direct Deposit of Dividends        PLAN OF DISTRIBUTION  . . . . . . . .  18
     Not Reinvested . . . . . . .10   DESCRIPTION OF CAPITAL STOCK  . . . .  19
   Investment Dates . . . . . . .11   EXPERTS . . . . . . . . . . . . . . .  20
   Purchase of Shares of              LEGAL OPINION . . . . . . . . . . . .  21
     Common Stock . . . . . . . .11   DEFINITION OF SELECTED TERMS. . . . .  A-1

                              AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such reports, proxy statements and other information concerning the Corporation may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Corporation with the Commission under the Securities Act of 1933, as amended ("Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Corporation and the shares of Common Stock registered under the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Corporation with the Commission pursuant to the Exchange Act (File No. 1-9513), are incorporated by reference into this Prospectus and shall be deemed to be a part hereof:

          (1) the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994;

          (2) the Corporation's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995 and June 30, 1995;

          (3) the Corporation's Current Reports on Form 8-K dated January 10 and February 2, 1995.

     All documents subsequently filed by the Corporation with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of Common Stock made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Corporation hereby undertakes to provide copies of any or all of the documents referred to above that have been or may be incorporated by reference into this Prospectus (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents) without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of the recipient. Requests for copies of such documents or for additional information regarding the Plan and its Administrator should be directed in writing or by telephone to CMS Energy Corporation, Investor Services Department, 212 West Michigan Avenue, Jackson, Michigan 49201, telephone number: 517-788-1871; fax number: 517-788-1859.


                                 THE CORPORATION

     The Corporation, incorporated in 1987, is the parent holding company of Consumers Power Company ("Consumers") and CMS Enterprises Company ("Enterprises"). Consumers, a combination electric and gas utility company serving most of Michigan's Lower Peninsula, is the Corporation's largest subsidiary. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest of which is the automotive industry. Enterprises is engaged in several non-utility energy related businesses including: (i) oil and gas exploration and production, (ii) development and operation of independent power production facilities, (iii) gas marketing services to utility, commercial and industrial customers and (iv) transmission and storage of natural gas.

     The Corporation conducts its principal operations through the following five business segments: (i) electric utility operations;
(ii) natural gas utility operations; (iii) gas transmissions and marketing: (iv) oil and gas exploration and production operations; and
(v) independent power production. Consumers or Consumers' subsidiaries are engaged in two segments; electric operations and gas operations. Consumers' electric and gas businesses are principally regulated utility operations.

     The Corporation's 1994 consolidated operating revenue was $3,619 million. This consolidated operating revenue was derived from Consumers' sales of electric energy (approximately 61% or $2,189 million), Consumers' gas operations (approximately 32% or $1,151 million), gas transmission and marketing (approximately 4% or $145 million), oil and gas exploration and production activities (approximately 2% or $85 million) and independent power production activities (approximately 1% or $45 million). Consumers' consolidated operations in the electric and gas utility businesses account for the major share of CMS Energy's total assets, revenue and income.
CMS Energy's share of 1994 unconsolidated non-utility independent power production revenue was $385 million.

     Consumers is a public utility serving almost six million of Michigan's nine million residents in all of the 68 counties in Michigan's Lower Peninsula. Industries in Consumers' service area include automotive, metal, chemical, food and wood products and a diversified group of other industries. Consumers' rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission and the Federal Energy Regulatory Commission.

     The foregoing information concerning the Corporation and its subsidiaries does not purport to be comprehensive. For additional information concerning the Corporation and its subsidiaries' business and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, prospective purchasers should refer to the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" and "Available Information," above.

     The address of the principal executive offices of the Corporation is 330 Town Center Drive, Suite 1100, Dearborn, Michigan, 48126. Its telephone number is (313) 436-9200.


                             APPLICATION OF PROCEEDS

     Since purchases of Common Stock under the Plan may be satisfied by either (i) the purchase of authorized but unissued shares of Common Stock issued by the Corporation ("newly issued shares"), or (ii) the purchase of shares of Common Stock in the open market, the number of shares of Common Stock, if any, that the Corporation ultimately will sell under the Plan is not known. If newly issued shares of Common Stock are purchased under the Plan, the proceeds from such sales will be used for general corporate purposes, including, without limitation, the redemption, repayment or retirement of outstanding indebtedness of the Corporation or the advance or contribution of funds to one or more of the Corporation's subsidiaries to be used for their general corporate purposes, including, without limitation, the redemption, repayment or retirement of indebtedness or preferred stock of one or more of such subsidiaries. The Corporation will not receive any proceeds when shares of Common Stock are purchased under the Plan in the open market.


                             DESCRIPTION OF THE PLAN


Purpose

     The purpose of the Plan is to provide current and potential investors with a convenient way to purchase shares of all classes of Common Stock and to reinvest all or a portion of the dividends on Eligible Securities in shares of Common Stock without payment of a brokerage commission.

Advantages


     *    Interested investors, not already of record, may become
          Participants by making an initial minimum investment of at least $500 to purchase any class of Common Stock through the Plan.


     * Record or registered holders of any class of Common Stock not already Participants may become Participants by electing to have all or a portion of their dividends reinvested in the same class of Common Stock, by depositing certificates representing Common Stock into the Plan for safekeeping or by making an initial minimum investment of at least $25 to purchase shares of any class of Common Stock through the Plan.


     * Record or registered holders of Preferred Stock not already Participants may become Participants by electing to have all or a portion of their dividends invested in CMS Energy Common Stock, or by making an initial minimum investment of at least $25 to purchase shares of any class of Common Stock through the Plan.

     * In addition to having dividends reinvested in the appropriate class of Common Stock, Participants may invest additional funds in any class of Common Stock in amounts of at least $25 for any single investment up to $120,000 per calendar year per class of Common Stock. Optional investments may be made occasionally or at regular intervals, as the Participant desires. Optional investments will be applied to the currently held class of Common Stock unless otherwise indicated. If the Participant holds more than one class of Common Stock, and no designation is made, the funds will be applied to CMS Energy Common Stock.

     * Funds invested in the Plan are fully invested in the appropriate class of Common Stock through the purchase of whole shares and fractional shares. Dividends will be paid on total shares held in the account, including fractional shares.

     * The Plan offers a "safekeeping" service through which Participants may deposit, free of any service charges, certificates representing Common Stock into the Plan. Shares of Common Stock deposited will be credited to the account of the Participant. This service can be selected by Participants without participating in any other feature of the Plan.

     * Participants may direct the Corporation, at any time and at no cost to the Participant, to transfer all or a portion of the shares of Common Stock credited to their accounts (including those shares of Common Stock deposited into the Plan for safekeeping) to the account of another Participant (or to set up an account for a new Participant in connection with the transfer) or to send certificate(s) representing shares to the Participant or another designated person or entity.

     * Statements will be mailed to Participants showing current transactions, total shares of Common Stock credited to their accounts and other information related to their accounts. (Note:
          Participants should retain all statements for tax purposes.)

     * Participants may direct that all or a portion of their dividends on Eligible Securities, including shares of Common Stock purchased for a Participant under the Plan and shares of Common Stock deposited into the Plan for safekeeping, be reinvested in shares of the same class of Common Stock or, in the case of Preferred Stock, CMS Energy Common Stock. Dividends that the participant elects not to reinvest in shares of Common Stock will be paid in the usual manner.

     * Participants may sell shares of Common Stock credited to their accounts (including those shares of Common Stock deposited into the Plan for safekeeping) through the Plan.

Disadvantages

     * Participants have no control over the price and, in the case of shares of Common Stock purchased or sold in the open market by an Independent Agent, the time at which Common Stock is purchased or sold, respectively, for their accounts. Purchases in the open market may be, but are not required to be, made on the relevant Investment Date and will be completed as soon as practicable thereafter. Funds not invested in Common Stock within 35 days after receipt of optional and/or initial investments, or 30 days after a dividend date for reinvested dividends , will be promptly returned to Participants. Sales by Participants under the Plan will be made by an Independent Agent as soon as practicable after processing the sales request. Therefore, Participants bear the market risk associated with fluctuations in the price of the Common Stock. See "Investment Dates," "Purchases of Shares of Common Stock" and "Sale of Shares of Common Stock."

     * No interest will be paid on funds held by the Administrator (as hereinafter defined) pending investment under the Plan.

     * Funds for optional and initial investments must be received by the Administrator no later than the business day prior to an Investment Date to be invested beginning on that Investment Date. Otherwise, the funds may be held by the Administrator and invested beginning on the next Investment Date. Funds for optional and initial investments need not be returned to Participants unless a written request is received by the Administrator no later than the business day prior to the applicable Investment Date, or 35 days have passed since receipt. (See "Initial and Optional Investments.")

Summary

     The following is a summary of the material terms and provisions of the Plan and does not purport to be a complete description of all terms and provisions of the Plan. The following summary is qualified in its entirety by reference to all of the terms and provisions of the Plan, which is an exhibit to the Registration Statement.

Administration

     Administration of the Plan is conducted by the individual (who may be an employee of the Corporation), bank, trust company or other entity (including the Corporation) appointed from time to time by the Corporation to act as administrator of Plan (the "Administrator"). The Corporation is presently the Administrator. The Administrator is responsible for administering the Plan, receiving all investments made by Participants, maintaining records of each Participant's account activities, issuing statements of account and performing other duties required by the Plan. The Administrator or its nominee, as custodian, will hold one or more certificates registered in its name representing the aggregate number of whole shares of each class of Common Stock purchased under, or deposited for safekeeping into, the Plan and credited to Participants' accounts.
The Administrator will promptly transmit funds to be used to purchase shares of Common Stock to a segregated bank account or to an agent selected by the Corporation (an "Independent Agent") that is an "agent independent of the issuer," as that term is defined in the rules and regulations under the Exchange Act. Additionally, the Administrator will promptly forward sales instructions to the Independent Agent. The Independent Agent is responsible for purchasing and selling shares of Common Stock in the open market for Participants' accounts in accordance with the provisions of the Plan. Under certain circumstances, the Administrator may be an Independent Agent. The Corporation believes that its serving as Administrator rather than having a registered broker-dealer or a federally insured banking institution serve as Administrator poses no material risks to Participants.

     Participants may contact the Administrator by writing:

                        CMS Energy Corporation
                     Investor Services Department
                       212 West Michigan Avenue
                       Jackson, Michigan  49201

or by telephoning (517) 788-1868, between 8 a.m. and 5 p.m., Monday through Friday, Eastern Time. Communications may be faxed to (517) 788-1859.

Eligibility

     ANY PERSON OR ENTITY, whether or not a record holder of Common Stock or Preferred Stock, IS ELIGIBLE TO PARTICIPATE IN THE PLAN, provided that
(i) the person or entity fulfills the prerequisites for participation described below under "Enrollment Procedures" and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to the Corporation, the Plan and the Participant.

Enrollment Procedures

     Holders of Common Stock currently participating in the Corporation's Dividend Reinvestment and Common Stock Purchase Plan, which is being replaced by the Stock Purchase Plan (by means of amendment and restatement), will automatically be Participants in the Plan without sending in a new enrollment form ("Authorization Form"). However, Participants who wish to change their participation in any way (e.g., from full to partial reinvestment) must submit new Authorization Forms.

     After being furnished with a copy of this Prospectus, eligible applicants may join the Plan at any time by completing and signing an Authorization Form in the manner set forth below. REQUESTS FOR COPIES OF AUTHORIZATION FORMS, AS WELL AS COPIES OF OTHER PLAN FORMS AND THIS PROSPECTUS, SHOULD BE MADE IN WRITING OR BY TELEPHONE TO THE ADMINISTRATOR'S ADDRESS AND TELEPHONE NUMBER LISTED IN "ADMINISTRATION" ABOVE. RECORD OR REGISTERED HOLDERS OF ELIGIBLE SECURITIES SHOULD BE SURE TO SIGN THEIR NAME(S) ON THE AUTHORIZATION FORM EXACTLY AS THEY APPEAR ON THEIR CERTIFICATES.

     In order to become a Participant in the Plan, an eligible applicant must complete and sign an Authorization Form and return it to the Administrator. The applicant must also do at least one of the following:
(i) elect to have dividends on Common Stock of which the applicant is the record or registered holder invested in the same class of Common Stock (see "Reinvestment of Dividends"), (ii) elect to have dividends on Preferred Stock of which the applicant is the record or registered holder invested in CMS Energy Common Stock (see "Reinvestment of Dividends"),
(iii) deposit certificates representing shares of Common Stock into the Plan for safekeeping (see "Safekeeping Service") or (iv) make an initial investment of at least $500 (see "Initial and Optional Investments").

     Beneficial owners of Eligible Securities registered in "street name" (e.g., in the name of a bank, broker, or trustee) may become eligible to participate in the Plan with respect to the securities by either
(i) having those shares of Common Stock or Preferred Stock which they wish to be subject to the Plan transferred into their own name or (ii) making arrangements with the record or registered holder (e.g., their bank, broker or trustee, who will become the Participant) of the securities to participate in the Plan on the beneficial owner's behalf.

     A person will become a Participant after a properly completed Authorization Form has been received and accepted by the Administrator.

Eligible Securities

     "Eligible Securities" are Common Stock and Preferred Stock.

     In addition, the Corporation may from time to time designate, in its sole discretion, other equity securities of the Corporation and its subsidiaries as Eligible Securities by notifying the Administrator in writing of the designation.

Initial and Optional Investments

     Interested investors, whether or not record or registered holders of Eligible Securities, may become Participants by making an investment through the Plan as hereinafter described. ELIGIBLE APPLICANTS WHO ARE NOT RECORD OR REGISTERED HOLDERS OF ELIGIBLE SECURITIES MUST SUBMIT TO THE ADMINISTRATOR A MINIMUM INITIAL INVESTMENT OF AT LEAST $500 FOR THE CLASS OF COMMON STOCK THEY WISH TO INVEST IN ALONG WITH THEIR COMPLETED AUTHORIZATION FORMS. Eligible applicants who are record or registered holders of Eligible Securities must submit to the Administrator a minimum initial investment of at least $25 for each class of Common Stock which they wish to invest in along with their completed Authorization Forms. Investments may be made by personal check or money order payable to CMS Stock Plan. Please do not send cash. Interested investors wishing to make wire transfers should contact the Administrator.

     Participants may make optional investments either by signing up for automatic investment as discussed below or by delivering to the Administrator (a) a completed optional investment form (attached to each Participant's statement of account) and (b) a personal check or money order payable to CMS Stock Plan. Please do not send cash. Participants wishing to make wire transfers should contact the Administrator. Optional investments must be at least $25 for each class of Common Stock for any single investment. There is no obligation to make any optional investments and the amount and timing of investments may vary from time to time at the discretion of the Participant.

     PARTICIPANTS WHO WISH TO MAKE OPTIONAL INVESTMENTS ON A REGULAR BASIS SHOULD CONTACT THE ADMINISTRATOR TO REQUEST AN AUTOMATIC INVESTMENT AUTHORIZATION FORM ("AUTOMATIC INVESTMENT AUTHORIZATION FORM") THIS PROGRAM PROVIDES THE CONVENIENCE OF AUTOMATIC MONTHLY INVESTMENTS DEDUCTED DIRECTLY FROM YOUR BANK ACCOUNT, WITHOUT THE NEED TO MAIL CHECKS.

     The total initial and optional investments may not exceed $120,000 per class of Common Stock per calendar year (the "Maximum Amount").

     An Investment Date will occur once every month. See "Investment Dates." Optional and initial investments will be made in Common Stock beginning on the first Investment Date following their receipt by the Administrator; provided, that the funds are received by the Administrator no later than the business day prior to an Investment Date. Otherwise, the funds may be held by the Administrator and invested beginning on the next Investment Date. See "Investment Dates" and "Purchases of Shares of Common Stock." NO INTEREST WILL BE PAID ON FUNDS HELD BY THE ADMINISTRATOR PENDING INVESTMENT. Accordingly, Participants and interested investors may wish to transmit funds so as to reach the Administrator shortly before an Investment Date.

     Upon a Participant's written request, received by the Administrator no later than the business day prior to the applicable Investment Date, funds not already invested in Common Stock will be returned to the Participant. However, no refund of a check or money order will be made until the funds from the instruments have been actually collected by the Administrator. Accordingly, the refunds may be significantly delayed. If the written request to stop investment is not received by the Administrator by the business day prior to an Investment Date, any funds then held by the Administrator will be invested in Common Stock on the Investment Date.

     Funds for optional and initial investments, pending purchase of Common Stock pursuant to the Plan, will be credited to a Participant's account and held in a bank account which will be separated from any other funds or monies of the Corporation. Funds not invested in Common Stock within 35 days of receipt will be promptly returned to the Participant. All funds are subject to collection by the Administrator of U.S. dollars. The method of delivery of any funds is at the election and risk of the Participant or interested investor and will be deemed received when actually received by the Administrator.

     Dividends paid on shares of Common Stock credited to a Participant's account that were purchased through the Plan will be reinvested in shares of Common Stock in accordance with the Participant's reinvestment election designated on a completed Authorization Form.

Reinvestment of Dividends

     Participants may elect to invest in Common Stock by reinvesting all or a portion of dividends paid on (i) Eligible Securities registered in their names, on (ii) Common Stock purchased through the Plan and credited to their accounts, and on (iii) Common Stock deposited into the Plan for safekeeping, by designating the election on their Authorization Form. If a Participant does not make an election, dividends on shares of Common Stock credited to a Participant's account that were purchased through the Plan or deposited into the Plan for safekeeping will be reinvested. Participants electing partial reinvestment of dividends must designate the specific security for which the partial reinvestment is desired and the percentage of shares or whole number of shares for which cash payment is desired. Once a Participant elects reinvestment, dividends on the designated Common Stock will be reinvested in shares of the same class of Common Stock, and dividends paid on the designated Preferred Stock will be reinvested in shares of CMS Energy Common Stock. The amount reinvested will be reduced by any amount which is required to be withheld under any applicable tax or other statutes. If the Participant has specified partial reinvestment, the portion of the dividends not designated for reinvestment will be sent to the Participant by check in the usual manner or by electronic direct deposit, if the Participant has elected the direct deposit option. See "Direct Deposit of Dividends Not Reinvested."

     Dividends will be invested in Common Stock beginning either on the date of payment, if the payment date is an Investment Date, or on the first Investment Date following the payment. See "Investment Dates" and "Purchases of Common Stock." Dividends not invested in Common Stock within 30 days of receipt will be promptly forwarded to the Participant. Dividend reinvestment amounts, pending investment pursuant to the Plan, will be credited to a Participant's account and held in a bank account which will be segregated from any other funds or monies of the Corporation. See "Investment Dates." No interest will be paid on funds held by the Administrator pending investment.

Changing Plan Options

     Participants may change their Plan options, including (i) changing the reinvestment level (i.e., full, partial or none) of dividends on Eligible Securities and (ii) changing the designation of Eligible Securities on which dividends are subject to reinvestment, by delivering written instructions or a new Authorization Form to that effect to the Administrator. To be effective for a particular dividend, instructions must be received by the Administrator on or before the record date relating to the dividend. IF INSTRUCTIONS ARE NOT RECEIVED BY THE ADMINISTRATOR ON OR BEFORE THE RECORD DATE, THE INSTRUCTIONS WILL NOT BECOME EFFECTIVE UNTIL AFTER THE DIVIDEND IS PAID. The shares of Common Stock purchased with the funds will be credited to the Participant's account.

Direct Deposit of Dividends Not Reinvested

     Participants who elect not to reinvest all dividends may receive the non-reinvested dividends by electronic deposit to their predesignated bank, savings, or credit union account. To receive a direct deposit of funds, Participants must complete and sign a "Direct Deposit Authorization Form" and return it to the Administrator. Direct deposit will become effective as soon as practicable after receipt of a completed Direct Deposit Authorization Form. Changes in designated direct deposit accounts may be made by delivering written instructions or a completed Direct Deposit Authorization Form to the Administrator.

     Dividends on Eligible Securities not designated for reinvestment and not directly deposited will be paid by check on the applicable "dividend payment date." The dividend payment date for Preferred Stock is the first day of January, April, July and October. The dividend payment date for CMS Common Stock is generally the 22nd day of February, May, August and November.

Investment Dates

     An "Investment Date" under the Plan will generally be the first trading day of the month. If shares of stock are purchased on the open market, and if, in the discretion of the Independent Agent, it is not practicable to make all the investments on the first trading day, the shares will be purchased as soon as practicable thereafter.

Purchases of Shares of Common Stock

     Shares of Common Stock purchased for Participants under the Plan will be either newly issued shares or, at the Corporation's option, shares of Common Stock purchased in the open market by an Independent Agent. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be the Corporation's need to increase equity capital. If the Corporation does not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain the Corporation's targeted capital structure, shares of Common Stock purchased for Participants under the Plan will be purchased in the open market, subject to the limitation discussed below for changing the source of shares of Common Stock. As of the date of this Prospectus, shares of Common Stock purchased for Participants under the Plan are newly issued shares. The Plan limits the Corporation from changing its determination regarding the source of purchases of the shares (i.e., from the Corporation or in the open market) more than once in any 3-month period. At any time that shares of Common Stock are purchased for Participants under the Plan in the open market, the Corporation will not exercise its right to change the source of purchases of shares of Common Stock absent a determination by the Board of Directors of the Corporation or Chief Financial Officer that the Corporation has a need to increase equity capital or there is another valid reason for the change.

     Purchases of newly issued shares of Common Stock from the Corporation will be made on the relevant Investment Date at the average of the closing prices of each class of Common Stock reported on the NYSE as published in The Wall Street Journal for the last five trading days preceding the Investment Date. In the event no trading is reported for the trading day, the purchase price may be determined by the Corporation on the basis of the market quotations as it deems appropriate. No brokerage commissions will be charged for shares purchased.

     Purchases in the open market will occur on the relevant Investment Date, or as soon thereafter as practicable as discussed above in "Investment Dates". Funds not invested in Common Stock within 35 days after receipt of optional and/or initial investments, or 30 days after a dividend date for reinvested dividends, will be promptly returned to Participants. The price of any shares of Common Stock purchased in the open market for Participants will be the weighted average price per share of the aggregate number of shares of each class purchased for the relevant Investment Date.

     The number of shares (including any fractional shares rounded to three decimal places) of Common Stock credited to the account of a Participant for a particular Investment Date will be determined by dividing the total amount of dividends and funds provided for investment for a Participant on the Investment Date by the relevant purchase price per share.

     With regard to open market purchases and sales of shares of Common Stock by an Independent Agent, neither the Corporation, the Administrator (if it is not also the Independent Agent) nor any Participant will have any authority or power to direct the time or price at which shares may be purchased or sold, the markets on which the shares are to be purchased or sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions), or the selection of the broker or dealer (other than any Independent Agent) through or from whom purchases and sales may be made. The Independent Agent may commingle each Participant's funds with those of other Participants for the purpose of executing purchase and sale transactions. Dividend and voting rights will commence upon settlement, whether shares are purchased from the Corporation or any other source.

Safekeeping Service

     At the time of enrollment, or at any later time, Participants may take advantage of the Plan's cost-free safekeeping services. Common Stock held in certificate form by a Participant may be deposited into the Plan, to be held by the Administrator or its nominee, by delivering a completed Authorization Form and stock certificates to the Administrator. THE CERTIFICATES SHOULD NOT BE ENDORSED. The shares of Common Stock deposited will be transferred into the name of the Administrator or its nominee, as custodian, and credited to the Participant's account. Thereafter, these shares of Common Stock will be treated in the same manner as shares of Common Stock purchased under the Plan and credited to the Participant's account. References herein to shares of Common Stock credited to a Participant's account will include shares of Common Stock deposited into the Plan for safekeeping unless otherwise indicated. Dividends on shares of Common Stock credited to Participants' accounts that were deposited into the Plan for safekeeping may be reinvested in shares of Common Stock in accordance with the Participants' reinvestment election designated on their Authorization Form. However, the safekeeping service can be selected by Participants without participating in any other feature of the Plan.

Sale of Shares of Common Stock

     Participants may request, at any time, that all or a portion of the shares of Common Stock credited to their accounts be sold by delivering to the Administrator a completed Request Form. The Administrator will forward the sale instructions to an Independent Agent as soon as practicable after (i) Request Forms for a total of at least 100 shares have been received and (ii) at least five business days have elapsed since the most recent forwarding of sale instructions to the Independent Agent. (The intent is to forward sale instructions to the Independent Agent every five business days, if sale requests totaling at least 100 shares have been received.) An Independent Agent will sell the shares as soon as practicable after receiving the sale instructions. See "Purchase of Shares of Common Stock" for additional discussion concerning open market sales by the Independent Agent. The price of any shares of Common Stock sold in the open market for Participants will be the weighted average price per share of the aggregate number of shares of each class sold for the relevant Investment Date. The proceeds of the sale (less brokerage fees and commissions and any transfer taxes) will then be paid to the Participants by check.

     If instructions for the sale of shares of Common Stock on which dividends are not being reinvested are received by the Administrator on or after the record date relating to a dividend payment date but before the dividend payment date, the sale will be processed as described above and a separate check for the dividends will be mailed to the Participant following the dividend payment date or will be directly deposited into the Participant's designated direct deposit account, as applicable. If instructions for the sale of shares of Common Stock on which dividends are being reinvested are received by the Administrator on or after the record date relating to a dividend payment date but before the Investment Date, and (i) if the Participant's sale instructions cover less than all of the shares of Common Stock credited to the account, the sale will be processed as described above in the immediately preceding paragraph, the dividends will be invested and the newly purchased shares will be credited to the Participant's account or (ii) if the Participant's sale instructions cover all of the shares of Common Stock credited to the account, the sale instructions will be processed and a check for the dividend will be provided. See "Reinvestment of Dividends on Remaining Shares" for the reinvestment level of dividends on shares of Common Stock credited to a Participant's account after a sale.

Withdrawal of Shares of Common Stock

     Participants may withdraw some or all of the Common Stock credited to their accounts from the Plan at any time by delivering to the Administrator (i) written instructions, if the Participant will be the record holder of the Common Stock after withdrawal, or (ii) a completed Request Form and a stock assignment (stock power form), if the Participant will not be the record holder of the Common Stock after withdrawal. Upon the Administrator's receipt of the proper documentation, certificates representing the designated Common Stock will be sent to the Participant or any other person that the Participant has designated.

     If a request for withdrawal with regard to shares of Common Stock credited to a Participant's account on which dividends are not being reinvested is received on or after the record date relating to a dividend payment date but before the dividend payment date, the withdrawal will be processed as described above and a separate check for the dividends will be mailed to the Participant following the dividend payment date or will be directly deposited into the Participant's designated direct deposit account, as applicable. If a completed request for withdrawal with regard to shares of Common Stock credited to a Participant's account on which dividends are being reinvested is received by the Administrator on or after the record date relating to the dividend payment date but before the Investment Date, and (i) if the Participant's withdrawal instructions cover less than all of the shares of Common Stock credited to the account, the withdrawal will be processed as described above in the immediately preceding paragraph, dividends will be invested in Common Stock through the Plan, and the newly purchased shares will be credited to the Participant's account or (ii) if the Participant's withdrawal instructions cover all of the shares of Common Stock credited to their accounts, the withdrawal instructions will be processed and checks for the dividends and for the sale of any fractional shares will be provided. Dividends on shares of Common Stock withdrawn will continue to be reinvested in accordance with the Participant's prior election unless the Participant elects a different level on an Authorization Form.

     Certificates representing whole shares of Common Stock withdrawn from the Plan will be sent to the Participant or designated recipient by First Class Mail as soon as practicable following the Administrator's receipt of the required documentation, subject to the provisions of the preceding paragraph. Withdrawal of shares of Common Stock does not affect reinvestment of dividends on the shares withdrawn unless (i) the Participant is no longer the record holder of the shares, (ii) the reinvestment is specifically discontinued by the Participant (see "Changing Plan Options"), or (iii) the Participant terminates participation in the Plan (see "Termination of Participation by a Participant").

Transfer of Eligible Securities

     From a Broker-Owners of Eligible Securities held beneficially in "street name" may participate in the Plan with respect to the securities by either (i) having the shares of Eligible Securities which they wish to be subject to the Plan transferred into their own names and depositing shares of Common Stock into the Plan for safekeeping and/or electing to reinvest dividends in Common Stock or (ii) making arrangements with the record or registered holder (e.g., their bank, broker or trustee, who will become the Participant) of the securities to participate in the Plan on the beneficial owner's behalf. If the person is already a Participant, the Eligible Securities must be transferred to the Participant in the same name in which the Participant's account is registered. If the person does not have an account, participation in the Plan will commence when the Eligible Securities are registered in the person's name and a properly completed Authorization Form is received by the Administrator.

     Gift or Transfer of Shares of Common Stock Within the Shareholder Stock Purchase Plan-If Participants wish to transfer, whether by gift, private sale or otherwise, ownership of all or a part of the shares of Common Stock credited to their accounts, to the account of another Participant or wish to establish by the transfer an account for a person or entity not already a Participant, the Participant may do so by delivering to the Administrator a completed Request Form and a stock assignment (stock power form). The transfer will be effected as soon as practicable following the Administrator's receipt of the required documentation, subject to the provisions below. Requests for interaccount transfers are subject to the same requirements as for the transfer of securities generally, including the requirement of a guarantee of signature on the stock assignment. Stock power forms are available at local banks, brokerage firms and from the Administrator. See "Reinvestment of Dividends on Remaining Shares" for the reinvestment level of dividends on shares of Common Stock credited to a Participant's account after a transfer.

     Shares of Common Stock transferred will be credited to the transferee's account. Unless a transferee who is already a Participant otherwise directs the Administrator in writing by completion of an Authorization Form, the reinvestment of dividends on the transferred shares will be made in proportion to the reinvestment level (i.e., full, partial or none) of the other shares of Common Stock credited to the transferee's account. If the transferee is not already a Participant, an account will be opened in the transferee's name and the transferee may make elections with regard to reinvestment of dividends on the transferred shares and other services provided by the Plan on the Authorization Form provided. If no election is made, dividends will be fully reinvested. Transferees will be sent a statement of account showing the transfer of the shares into their accounts. The transferor may request that a gift certificate be provided. The transferor may send the gift certificate directly or request that it be sent by the Administrator to the transferee.

     If a request for transfer with regard to shares of Common Stock credited to a Participant's account on which dividends are not being reinvested is received on or after the record date relating to a dividend payment date but before the dividend payment date, the transfer will be processed as described above, and a separate check for the dividend will be mailed to the transferor following the dividend payment date or will be directly deposited into the transferor's designated direct deposit account. If a completed request for transfer with regard to shares of Common Stock credited to a Participant's account on which dividends are being reinvested is received by the Administrator on or after the record date relating to the dividend payment date but before the Investment Date, the dividends will be invested in Common Stock through the Plan, and
(i) if the Participant's transfer instructions cover less than all of the shares of Common Stock credited to the Participant's account, the transfer will be processed as described above and the newly purchased shares of Common Stock will be credited to the transferor's account or (ii) if the transfer instructions cover all of the shares of Common Stock credited to the Participant's account, the transfer instructions will be processed following the Investment Date.

Purchasing Gift Shares for Others

     Participants can purchase Common Stock for others. If the recipient is not a registered owner of Eligible Securities, an initial investment of at least $500 is required to establish an account in the recipient's name. A completed Authorization Form in the name of the recipient is also required. If the recipient is already a Participant, an investment of at least $25 may be gifted. The gifted shares and statement of account will be handled as discussed above under "Gift or Transfer of Shares of Common Stock Within the Shareholder Stock Purchase Plan." Gift certificates are available as discussed above.

Reinvestment of Dividends on Remaining Shares

     If a Participant is reinvesting dividends on only a portion of the shares of Common Stock credited to the account through the Plan and the Participant elects to sell, withdraw or transfer a portion of the shares, dividends on the remainder of the shares credited to the account, up to the number of shares designated for payment prior to the sale, withdrawal or transfer, will continue to be paid, except where the Participant gives specific instructions to the contrary in connection with the sale, withdrawal or transfer. For example, if a Participant who had elected to have dividends paid on 50 shares of a total of 100 shares of Common Stock credited to the account elected to sell, withdraw or transfer 25 shares, dividends on 50 shares of the remaining 75 shares credited to the account would be paid and 25 would be reinvested through the Plan. If instead the Participant elected to sell, withdraw or transfer 75 shares, dividends on the remaining 25 shares credited to the account would be paid.

Reports to Participants

     Participants will receive statements of account showing current transactions for their accounts, the number of shares of each class of Common Stock credited to their accounts, the amount of cash held in the account pending investment and other information for the account. Statements of account will be provided in months where the Participant has made an optional investment; deposited, transferred, sold or withdrawn shares of Common Stock; or had dividends reinvested in Common Stock. The Administrator also will send each Participant a confirmation promptly after each sale of Common Stock under the Plan. Participants should retain these statements of account and confirmations in order to establish the cost basis, for tax purposes, for shares of Common Stock acquired under the Plan.

     Participants will receive copies of all communications sent to holders of Common Stock. This may include quarterly and annual reports to shareholders, proxy material, consent solicitation material and Internal Revenue Service information, if appropriate, for reporting dividend income. All notices, statements of account and other communications from the Administrator to Participants will be addressed to the latest address of record; therefore, it is important that Participants promptly notify the Administrator of any change of address.

Certificates for Shares

     Participants may obtain, free of charge at any time, a certificate for all or a part of the whole shares of Common Stock credited to their accounts upon written request to the Administrator. The certificate(s) will be mailed by First Class Mail, within ten business days of the Administrator's receipt of the written request, to the Participant's address of record.

     Except for transfers described in "Transfer of Shares of Common Stock," shares of Common Stock credited to a Participant's account may not be pledged or assigned. A Participant who wishes to pledge or assign shares of Common Stock must request that they be withdrawn from the Plan. See "Withdrawal of Shares of Common Stock."

     Certificates for fractional shares of Common Stock will not be issued under any circumstances.

Termination of Participation

     Participants may at any time terminate their participation in the Plan by delivering completed Request Forms to the Administrator to that effect. Upon the Administrator's receipt of the written notification, Participants will receive (i) a certificate for all of the whole shares of Common Stock credited to their accounts, (ii) any dividends and funds credited to their accounts pending investment for which the Administrator has collected the value in U.S. dollars, and (iii) a check for the cash value of any fractional shares of Common Stock credited to their accounts. The fractional shares will be valued at the closing sales price of the Common Stock reported on the NYSE as published in The Wall Street Journal for the trading day preceding the date of termination.

Costs

     The Corporation will pay all administrative costs and expenses associated with the Plan. PARTICIPANTS WILL BEAR THE COST OF BROKERAGE COMMISSIONS, RELATED SERVICE CHARGES AND ANY APPLICABLE TAXES INCURRED ON ALL SALES OF SHARES OF COMMON STOCK MADE IN THE OPEN MARKET. THE CORPORATION WILL BEAR THE COST OF BROKERAGE COMMISSIONS AND RELATED SERVICE CHARGES ON ALL PURCHASES OF SHARES OF COMMON STOCK. THE PARTICIPANT WILL BEAR THE COSTS OF ANY APPLICABLE TAXES. The costs will be included as adjustments to sales and purchase prices. It is estimated at this time that the brokerage commissions and related service charges will not exceed ten cents per share. As of the date of this Prospectus, shares of Common Stock purchased for Participants under the Plan are being purchased directly from the Corporation by the Administrator.

Federal Income Tax Consequences

     THE FOLLOWING DISCUSSION RELATES TO THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. THE EFFECT OF SUCH TAX CONSEQUENCES UPON ANY PARTICIPANT WILL DEPEND UPON SUCH PARTICIPANT'S INDIVIDUAL CIRCUMSTANCES WHICH, TOGETHER WITH THE STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATION, SHOULD BE DISCUSSED BY EACH PARTICIPANT WITH A TAX ADVISOR.

     Participants will be required to include in income for federal income tax purposes amounts equal to the dividends reinvested in Common Stock pursuant to the Plan and as if they had directly received such in cash. A Participant who receives shares of Common Stock purchased in the open market for which the Corporation has paid the Participant's share of brokerage commissions and service fees may be treated as receiving additional dividend income for tax purposes in the amount of the Participant's share of brokerage commissions and service fees paid by the Corporation.

     A Participant's tax basis for shares of Common Stock purchased pursuant to the Plan will be equal to the cost of such shares as discussed above (which in the case of shares purchased in the open market may include any brokerage commissions, service fees and applicable taxes). Such shares of Common Stock will have a holding period beginning on the day after the shares are allocated to the Participant's account.

     All or a portion of the dividends distributed to holders of the Corporation's stock may be a return of capital and, as such, would not be taxable as ordinary income. Reports will be provided to shareholders which will indicate if the Corporation has made a return of capital distribution during the year. Shareholders receiving a return of capital dividend must reduce the tax basis of the share on which the dividend is paid by the amount of the dividend that is a return of capital. If the amount that is a return of capital exceeds the tax basis, the excess must be reported as capital gains.

     Participants will not realize any taxable income when they receive certificates for whole shares credited to their accounts under the Plan. Gain or loss will be recognized by Participants when they sell such whole shares previously received in certificated form from their accounts, when fractional shares credited to their accounts are sold pursuant to the terms of the Plan, and when shares of Common Stock credited to their accounts are sold through the Plan.

Employee Participation

     Employees (including part-time employees, but excluding temporary and contract employees) of the Corporation and its subsidiaries who participate in the Plan may make optional investments by executing an "Employee Payroll Deduction Authorization Form" or by providing funds directly to the Plan in the same manner as other Participants. The Employee Payroll Deduction Authorization Form authorizes the Plan to make payroll deductions of not less than $6.25 per pay period for employees paid weekly and not less than $12.50 per pay period for employees paid semimonthly and to use the deductions for the purchase of shares of the designated class of Common Stock pursuant to the Plan. Employees may, at any time, increase or decrease, within the above limits, the amount of the deductions by notifying the Administrator at the address referred to under "Administration." Payroll deduction authorizations previously executed by Employee-shareholders will remain in effect unless the Administrator is otherwise notified by the Participant.

     In addition, optional investments may be made by employees in the same manner as by other Participants by enclosing a check (made payable to CMS Stock Plan) with an Employee Payroll Deduction Authorization Form when enrolling, or at any other time by forwarding a check with an optional investment stub which will be furnished to Participants by the Plan.

     No interest will be paid by the Company on any optional investments or payroll deduction amounts held prior to investment.

     An employee may cancel the payroll deduction at any time and remain in the Plan by sending a written request to the Administrator.

     In order to withdraw from the Plan, an employee Participant must notify the Plan in writing that the employee wishes to withdraw. The employee's payroll deduction will be cancelled effective with the pay period following receipt of the written request in the Investor Services Department. The employee Participant's account will be terminated as soon as practicable.

     If an employee leaves the Corporation or its subsidiaries, the employee will continue to be a Participant unless otherwise requested by the employee in writing.

Miscellaneous

     Stock Splits, Stock Dividends and Rights Offerings

     Any shares or other securities representing stock splits or noncash distributions on shares of Common Stock in the account of a Participant will be credited to the Participant's account. Stock splits, combinations, recapitalization and similar events affecting shares of Common Stock in a Participant's account will be credited on a pro rata basis.

     In the event of a rights offering, a Participant will receive rights based upon the total number of whole shares of Common Stock credited to the Participant's account.

     Voting of Proxies

     Participants will have the exclusive right to exercise all voting rights for shares of Common Stock credited to their accounts. The Administrator will forward all shareholder materials relating to shares of Common Stock credited to a Participant's account to the Participant. Participants may vote the shares of Common Stock credited to their accounts in person or by proxy. Participants' proxy cards will represent all shares of Common Stock credited to their accounts and shares of Common Stock registered in their names. Shares of Common Stock credited to a Participant's account will not be voted unless the Participant or the proxy votes them.

     Limitation of Liability

     The Plan provides that neither the Corporation, the Administrator (including the Corporation if it is acting as such) in administering the Plan nor any Independent Agent will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon the Participant's death prior to receipt of notice in writing of the death, or with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's account and the times when purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of the shares. However, nothing contained in this provision affects a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

     Interpretation and Regulation of the Plan

     The officers of the Corporation are authorized to take actions to carry out the Plan as may be consistent with the Plan's terms and conditions. The Corporation reserves the right to interpret and regulate the Plan as the Corporation deems desirable or necessary in connection with the Plan's operations.

     Change or Termination of the Plan

     The Corporation may suspend, modify or terminate the Plan at any time, in whole, in part or in respect of Participants in one or more jurisdictions, without the approval of Participants. Notice of such suspension, modification or termination will be sent to all affected Participants, who will in all events have the right to withdraw from participation. Upon any whole or partial termination of the Plan by the Corporation, affected Participants will receive (i) certificates for all of the whole shares of Common Stock credited to their accounts, (ii) any dividends and funds credited to their accounts pending investment for which the Administrator has collected the value in U.S. dollars, and (iii) a check for the cash value for any fractional shares of Common Stock credited to their accounts. Fractional shares will be valued at the closing sales price of the Common Stock reported on the NYSE as published in The Wall Street Journal for the trading day preceding the date of termination.

     Termination of Participation by the Corporation

     If a Participant does not have at least one whole share of any class of Common Stock credited to the account, or does not own any Eligible Securities for which dividends are designated for reinvestment pursuant to the Plan, the Participant's participation in the Plan may be terminated by the Corporation upon written notice to the Participant. Additionally, the Corporation may terminate any Participant's participation in the Plan after written notice mailed in advance to the Participant at the address appearing on the Administrator's records. A Participant whose participation has been terminated will receive (i) a certificate for all of the whole shares of Common Stock credited to the account, (ii) any dividends and funds credited to the account pending investment for which the Administrator has collected the value in U.S. dollars, and (iii) a check for the cash value of any fractional shares of Common Stock credited to the account. Fractional shares will be valued at the closing price of the Common Stock reported on the NYSE as published in The Wall Street Journal for the trading day preceding the date of termination.


                              PLAN OF DISTRIBUTION

     The Common Stock being offered hereby is offered pursuant to the Plan, the terms of which provide for the purchase of shares of all classes of Common Stock directly from the Corporation, or, at the Corporation's option, by an Independent Agent on the open market. As of the date of this Prospectus, shares of Common Stock purchased for Participants under the Plan are being purchased from the Corporation. The Plan provides that the Corporation may not change its determination regarding the source of purchases of shares under the Plan more than once in any 3-month period. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be the Corporation's need to increase equity capital. If the Corporation does not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain the Corporation's targeted capital structure, shares of Common Stock purchased for Participants under the Plan will be purchased in the open market, subject to the aforementioned limitation on changing the source of shares of Common
Stock.

     The Corporation will pay all administrative costs and expenses associated with the Plan including any brokerage commission and related service charges incurred in the purchase of shares of Common Stock. Participants will bear the cost of brokerage commissions, related service charges and any applicable taxes incurred on all sales of shares of Common Stock made in the open market. The costs will be included as adjustments to sales and purchase prices. There will be no brokerage commissions or related service charges for shares of Common Stock purchased directly from the Corporation.


                          DESCRIPTION OF CAPITAL STOCK

     The Restated Articles of Incorporation of CMS Energy ("Articles of Incorporation") authorize 320 million shares of capital stock, of which 10 million are shares of preferred stock, $.01 par value ("CMS Preferred Stock"), 60 million are shares of Class G Common Stock, and 250 million are shares of CMS Energy Common Stock. As of September 8, 1995, there were no shares of CMS Energy preferred stock issued or outstanding, and 7,526,924 shares of Class G Common Stock and 91,077,775 shares of
CMS Energy Common Stock were issued and outstanding.

     Voting: The holders of Class G Common Stock vote with the holders of CMS Energy Common Stock as a single class, except on matters which would be required by law or the Articles of Incorporation to be voted on by class. Each of the class of Common Stock has one vote per share.

     The Preemptive Rights: Neither class of Common Stock holders has preemptive rights or any other rights to convert their shares into any other securities of the Corporation.

     Liquidation Rights: Upon liquidation or dissolution of the Corporation, each outstanding share of CMS Energy Common Stock and Class G Common Stock will entitle its holder to a share of the assets of the Corporation remaining for distribution to holders of all classes of Common Stock equal to the amount determined by dividing the total amount remaining for distribution with the total number of shares of CMS Energy Common Stock and Class G Common Stock then outstanding.

     Exchanges: The Corporation may exchange the Class G Common Stock for a proportionate number of shares of a subsidiary that holds all the assets and liabilities attributed to the Consumers Gas Group, and no other assets and liabilities. In the event of the disposition of all or substantially all of the properties and assets attributed to the Consumers Gas Group to another person, the Corporation is required to exchange shares of CMS Energy Common Stock for each outstanding share of Class G Common Stock at a 10% premium. The Corporation may also, in the sole discretion of the Board of Directors, at any time exchange shares of CMS Energy Common Stock for each outstanding share of Class G Common Stock at a 15% premium.

     Dividends: The Class G Common Stock is intended to reflect the separate performance of the natural gas distribution, storage and transportation business conducted by Consumers and Michigan Gas Storage, such businesses, collectively, will be attributed to the "Consumers Gas Group". Dividends on the Class G Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of the Consumers Gas Group, and, to a lesser extent, the Corporation as a whole. Subject to the restrictions described below, if the earnings and financial condition of the Consumers Gas Group permit, dividends with respect to the Class G Common Stock are expected to be paid commensurate with dividend practices of comparable publicly-held local natural gas distribution companies generally. Management believes that such practices currently are to pay out from 70% to 85% of annual earnings available for common stock. The Corporation, in the sole discretion of its Board of Directors, could pay dividends exclusively to the holders of CMS Energy Common Stock, exclusively to the holders of Class G Common Stock, or to the holders of both of such classes in equal or unequal amounts. It is the Board of Directors' current intention that the declaration or payment of dividends with respect to the Class G Common Stock will not be reduced, suspended or eliminated as a result of factors arising out of or relating to the electric utility business or the non-utility businesses of CMS Energy unless such factors also require, in the Board of Directors' sole discretion, the omission of the declaration or reduction in payment of dividends on both the CMS Energy Common Stock and the Class G Common Stock. While the Board of Directors does not currently intend to change this dividend policy, it reserves the right to do so at any time and from time to time. Under the Articles of Incorporation and Michigan law, the Board of Directors is not required to declare, and the Corporation is not required to pay, dividends in accordance with the foregoing dividend policy.

     Dividends on the Class G Common Stock are limited by Michigan law, certain agreements to which the Corporation is a party and the Articles of Incorporation and will be payable when, as and if declared by the Board of Directors out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the Available Class G Dividend Amount (as defined in the Articles of Incorporation). Dividends on the CMS Energy Common Stock are similarly limited and will be payable when, as and if declared by the Board of Directors out of the assets of the Corporation legally available therefor, including the Available Class G Dividend Amount. There can be no assurance that there will be an Available Class G Dividend Amount.

     The ability of the Corporation to pay dividends on its Class G Common Stock and CMS Energy Common Stock also depends, and will depend, substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers. Consumers' ability to pay dividends on its Common Stock depends on its revenues, earnings and other factors. As a regulated entity, Consumers' rates are set by the MPSC.


Stock Transfer Agent and Registrar

     The Transfer Agent and the Registrar for the Common Stock is the Corporation and Preferred Stock is Consumers.


                                     EXPERTS

     The consolidated financial statements and schedules of the Corporation as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 incorporated by reference herein, have been audited by Arthur Andersen LLP (formerly Arthur Andersen & Co.), independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Future consolidated financial statements of the Corporation and the reports thereon of Arthur Andersen LLP will also be incorporated by reference herein in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

     With respect to the unaudited interim consolidated financial information for the periods ended June 30, 1995 and 1994, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim consolidated financial information because that report is not a "report" or "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                 --------------

      No persons have been authorized to give any information or to make any representations other than those contained in this Prospectus, including documents incorporated by reference, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any person in any jurisdiction where such offer or solicitation would be unlawful.

     Neither the delivery of this Prospectus at any time nor any sale made at any time hereunder shall, under any circumstances, imply that the information contained or incorporated herein is correct at any time subsequent to its date.

                                 LEGAL OPINIONS

     An opinion as to the legality of the securities offered hereby has been rendered by Denise M. Sturdy, Assistant General Counsel for the Corporation.

                                                       APPENDIX A

                          Definitions of Selected Terms



Common Stock:    (1) CMS Energy Common Stock, (2) Class G Common Stock, or
                 (3) any other class of common stock that may be issued by the Corporation.

Consumers:       Consumers Power Company.

Corporation:     CMS Energy Corporation.

Dividend:        Cash dividends paid on Common Stock or Preferred Stock.

Eligible
Securities:      All classes of Common Stock and Preferred Stock.

Employees:       All employees (including part-time employees but excluding temporary and contract employees) of the Corporation and its subsidiaries.

Employee Payroll
Deduction
Authorization
Form: The documentation that authorizes the Plan to make payroll deductions for purchase of shares of Common Stock.

Independent
Agent: An agent independent of the Corporation who satisfies applicable legal requirements (including, without limitation, the requirements of Rule 10b-6 and Rule 10b-18 promulgated under the Exchange Act) and who has been selected by the Corporation to serve as an Independent Agent for purposes of making open market purchases and sales of Common Stock under the Plan. Must be in U.S. Funds and made payable to CMS Energy Stock Plan

Investments:     Initial and optional payments to purchase Common Stock
                 through the Plan. (These can be deductions automatic from a bank account, personal checks, money orders and other forms of U.S. funds payable to CMS Stock Plan.)


Investment
Date:            Generally, the first trading day of the month.

Maximum
Amount:          $120,000 per class of Common Stock per calendar year.

Newly Issued
Shares:          The authorized but unissued shares of Common Stock.

NYSE:            New York Stock Exchange.

Plan:            The Stock Purchase Plan.

Preferred
Stock:           The preferred stock of Consumers.

Purchase
Price: The price per share of authorized but previously unissued Common Stock will be the average of the closing sale prices for Common Stock, as published in the Wall Street Journal in the report of the NYSE-Composite Transactions for each of the five trading days immediately preceding the Investment Date. The Purchase Price of shares of Common Stock purchased on the open market will be the weighted average price paid by the Corporation (or its independent agent) for the shares excluding any related brokerage commissions. The Corporation will pay all related brokerage commissions.

Request Form:    The form used for the sale, gifting, transfer, and
                 withdrawal of plan shares and for termination of the plan account.

Sale Price:      The price of shares of Common Stock sold through the Plan
                 will be the weighted average price per share of the total shares of each class sold for the relevant Investment
                 Date. This sale price will include the cost of brokerage commissions, related service charges, and applicable transfer taxes incurred.

Trading Day:     Any day on which trades are reported on the NYSE.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

                                                           Estimated
                                                             Amount

          Filing fee -- Securities and Exchange
            Commission  . . . . . . . . . . . . . . . . . . $ 69,254
          Listing Fee -- New York Stock Exchange. . . . . .  101,215
          Preparation of stock certificates . . . . . . . .    2,000*
          Fee of registrar and transfer agent . . . . . . .    5,000*
          Printing  . . . . . . . . . . . . . . . . . . . .   30,000*
          Services of counsel . . . . . . . . . . . . . . .   30,000*
          Services of independent public accountants,
            Arthur Anderson LLP . . . . . . . . . . . . . .   10,000*
          Miscellaneous . . . . . . . . . . . . . . . . .     10,000*
                                                            ---------
                  Total:. . . . . . . . . . . . . . . . . . $257,469*
                                                            =========
                                   *Estimated

Item 15.  Indemnification of Directors and Officers.

         The following resolution was adopted by the Board of Directors of CMS Energy on May 6, 1987:

               RESOLVED: That effective March 1, 1987 the Corporation shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

CMS Energy's Bylaws provide:

               The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

Article VIII of the Restated Articles of Incorporation reads:

         A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except (i) for a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, and (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this
Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

Article IX of the Restated Articles of Incorporation reads:

         Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or thereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this
Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Sections 561 through 571 of the Michigan Business Corporation Act provides as follows:

         Sec. 561. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         Sec. 562. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to the corporation except to the extent authorized in section 564c.

         Sec. 563. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to in section 561 or 562, or in defense of a claim, issue, or matter in the action, suit, or proceeding, he or she shall be indemnified against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit, or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this section.

         Section 564a. (1) An indemnification under section 561 or 562, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in sections 561 and 562 and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made in any of the following ways:

         (a) By a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

         (b) If a quorum cannot be obtained under subdivision (a), by majority vote of a committee duly designated by the board and consisting solely of 2 of more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding.

         (c) By independent legal counsel in a written opinion, which counsel shall be selected in 1 of the following ways:

               (i) By the board or its committee in the manner prescribed in subdivision (a) or (b).

               (ii) If a quorum of the board cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), by the board.

         (d) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

         (e) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties of the action, suit, or proceeding may not be voted.

         (2) In the designation of a committee under subsection (1)(b) or in the selection of independent legal counsel under subsection (1)(c)(ii), all directors may participate.

         (3) If a person is entitled to indemnification under section 561 or 562 for a portion of expenses, including reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount, the corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

         Sec. 564b. (1) A corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

         (a) The person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in sections 561 and 562.

         (b) The person furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

         (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this act.

         (2) The undertaking required by subsection (1)(b) must be an unlimited general obligation of the person but need not be secured.

         (3) Determinations and evaluations under this section shall be made in the manner specified in section 564a.

         Section 564c. A director, officer, employee, or agent of the corporation who is a party or threatened to be made a party to an action, suit, or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers necessary may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the applicable standard of conduct set forth in sections 561 and 562 or was adjudged liable as described in section 562, but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.

         Sec. 565. (1) The indemnification or advancement of expenses provided under sections 561 to 564c is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contractual agreement. The total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

         (2) The indemnification provided for in sections 561 to 565 continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, personal representatives, and administrators of the person.

         Sec. 567. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under sections 561 to 565.

         Sec. 569. For purposes of sections 561 to 567, "corporation" includes all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, partner, trustee, employee, or agent of the constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise whether for profit or not shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

         Sec. 571.  For the purposes of sections 561 to 567:

         (a) "Fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan.

         (b)   "Other enterprises" shall include employee benefit plans.

         (c) "Serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or its beneficiaries.

         (d) A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the corporation or its shareholders" as referred to in sections 561 and 562.

         Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of the Corporation or the Corporation's subsidiaries and the Corporation's officers and directors are indemnified against such losses by reason of their being or having been directors of officers of another corporation, partnership, joint venture, trust or other enterprise at the Corporation's request. In addition, the Corporation has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in sections 561 through 571 of the Michigan Business Corporation Act cited above.

Item 16.  Exhibits.

Exhibit
Number   Description

(3)(a)* Restated Articles of Incorporation of CMS Energy Corporation. (Designated in CMS Energy's Form S-4 dated June 6, 1995, File No. 1-9513, as Exhibit (3)(i).)

(3)(b)* By-Laws of CMS Energy Corporation. (Designated in CMS Energy's Form 10-K for the year ended December 31, 1994, File No. 1-9513, as Exhibit (3)(b).)

(4)(a)* Indenture dated as of September 15, 1992 between CMS Energy Corporation and NBD Bank, National Association, as Trustee. (Designated in CMS Energy's Form S-3 Registration Statement filed May 1, 1992, File No. 33-47629, as Exhibit (4)(a).)

         First Supplemental Indenture dated as of October 1, 1992 between CMS Energy Corporation and NBD Bank, National Association, as Trustee. (Designated in CMS Energy's Form 8-K dated October 1, 1992, File No. 1-9513, as Exhibit (4).)

         Second Supplemental Indenture dated as of October 1, 1992 between CMS Energy Corporation and NBD Bank, National Association, as Trustee. (Designated in CMS Energy's Form 8-K dated October 1, 1992, File No. 1-9513, as Exhibit (4)(a).)

(4)(b)* Indenture dated as of January 15, 1994 between CMS Energy Corporation and The Chase Manhattan Bank, N.A., as Trustee. (Designated in CMS Energy's Form 8-K dated March 29, 1994, File No. 1-9513, as Exhibit (4)(a).)

         First Supplemental Indenture dated as of January 20, 1994 between CMS Energy Corporation and The Chase Manhattan Bank, N.A., as Trustee. (Designated in CMS Energy's Form 8-K dated March 29, 1994, File No. 1-9513, as Exhibit (4)(b).)

(4)(c)* Credit Agreement dated as of July 29, 1994 among CMS Energy Corporation, Citibank, N.A. and Union Bank as co-agents and certain banks named therein, and the Exhibits thereto. (Designated in CMS Energy's Form 10-Q for the quarter ended June 30, 1994, File No. 1-9513, as Exhibit (4).)

(4)(d)   Form of CMS Energy Corporation's Stock Purchase Plan.

(5) Opinion of Denise M. Sturdy, Esq., Assistant General Counsel for CMS Energy Corporation.

(15)     Letter re:  unaudited financial information.

(23)(a) Consent of Denise M. Sturdy, Esq., Assistant General Counsel for CMS Energy Corporation (included in Exhibit 5 above).

(23)(b)  Consent of Arthur Andersen LLP.

(24) Power of Attorney and certified copy of resolution authorizing officer to sign registration.
______________________
* Previously filed.

               Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this registration statement.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and
(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Dearborn, and State of Michigan, on this 12th day of September, 1995.

                            CMS ENERGY CORPORATION



                            By /s/ A M Wright
                              -------------------------
                                    Alan M. Wright
                            Senior Vice President, Chief
                              Financial Officer and Treasurer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on this 12th day of September, 1995.

                 Name                            Title

(i) Principal executive officer:
                                           Chairman of the Board,
                                             Chief Executive Officer
/s/ William T. McCormick, Jr.                and Director
-------------------------------------
   (William T. McCormick, Jr.)



(ii) Principal financial officer:

                                           Senior Vice President, Chief
/s/ A M Wright                               Financial Officer and Treasurer
-------------------------------------
   (Alan M. Wright)



(iii) Controller or principal
      accounting officer:

                                           Vice President, Controller
/s/ P. D. Hopper                             and Chief Accounting Officer
-------------------------------------
   (Preston D. Hopper)

            Name                                     Title


                                                  Director
-------------------------------------
         (Victor J. Fryling)

         *                                        Director
-------------------------------------
         (Earl D. Holton)

         *                                        Director
-------------------------------------
         (Lois A. Lund)

         *                                        Director
-------------------------------------
         (Kenneth Whipple)

         *                                        Director
-------------------------------------
         (Frank H. Merlotti)

         *                                        Director
-------------------------------------
         (W. U. Parfet)

         *                                        Director
-------------------------------------
         (Percy A. Pierre)

         *                                        Director
-------------------------------------
         (Kathleen R. Flaherty)

         *                                        Director
-------------------------------------
         (S. Kinnie Smith, Jr.)

         *                                        Director
-------------------------------------
         (John B. Yasinsky)

         *                                        Director
-------------------------------------
         (James J. Duderstadt)



*By /s/ A M Wright
-------------------------------------
     (Alan M. Wright)
      Attorney-in-fact

==========================================================================




                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                _________________



                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933




                             CMS ENERGY CORPORATION




                                    EXHIBITS



==========================================================================

                                  EXHIBIT INDEX



Exhibit
Number    Description

(3)(a)* Restated Articles of Incorporation of CMS Energy Corporation (Designated in CMS Energy's Form S-4 dated June 6, 1995 File No. 1-9513 as Exhibit (3)(i).)

(3)(b)* By-Laws of CMS Energy Corporation. (Designated in CMS Energy's Form 10-K for the year ended December 31, 1994, File No. 1-9513, as Exhibit (3)(b).)

(4)(a)* Indenture dated as of September 15, 1992 between CMS Energy Corporation and NBD Bank, National Association, as Trustee. (Designated in CMS Energy's
          Form S-3 Registration Statement filed May 1, 1992,
          File No. 33-47629, as Exhibit (4)(a).)

          First Supplemental Indenture dated as of October 1, 1992 between CMS Energy Corporation and NBD Bank, National Association, as Trustee. (Designated in CMS Energy's Form 8-K dated October 1, 1992, File No. 1-9513, as
          Exhibit (4).)

          Second Supplemental Indenture dated as of October 1, 1992 between CMS Energy Corporation and NBD Bank, National Association, as Trustee. (Designated in CMS Energy's Form 8-K dated October 1, 1992, File No. 1-9513, as Exhibit (4)(a).)

(4)(b)* Indenture dated as of January 15, 1994 between CMS Energy Corporation and The Chase Manhattan Bank, N.A., as Trustee. (Designated in CMS Energy's Form 8-K dated March 29, 1994, File No. 1-9513, as Exhibit (4)(a).)

          First Supplemental Indenture dated as of January 20, 1994 between CMS Energy Corporation and The Chase Manhattan Bank, N.A., as Trustee. (Designated in CMS Energy's Form 8-K dated March 29, 1994, File No. 1-9513, as Exhibit (4)(b).)

(4)(c)* Credit Agreement dated as of July 29, 1994 among CMS Energy Corporation, Citibank, N.A. and Union Bank as co-agents and certain banks named therein, and the Exhibits thereto. (Designated in CMS Energy's Form 10-Q for the quarter ended June 30, 1994, File No. 1-9513, as Exhibit (4).)

(4)(d)    Form of CMS Energy Corporation's Stock Purchase Plan.

(5) Opinion of Denise M. Sturdy, Esq., Assistant General Counsel for CMS Energy Corporation.

(15)      Letter re:  unaudited financial information.

(23)(a) Consent of Denise M. Sturdy, Esq., Assistant General Counsel for CMS Energy Corporation, (included in Exhibit 5 above).

(23)(b)   Consent of Arthur Andersen LLP.

(24) Power of Attorney and certified copy of resolution authorizing officer to sign registration.
_______________________
* Previously filed.


               Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this registration statement.